Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

First Quarter Revenue Increased 16% Year-Over-Year; 26% Year-Over-Year on an Operational Basis

MINNEAPOLIS, MN, May 4, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Summary:

•	Total revenue increased 16% year-over-year, to $43.7 million, compared to $37.6 million in first quarter 2019.
o	Excluding the contribution to first quarter 2019 revenue related to the Company’s adoption of ASC 842, first quarter 2020 revenue reflects year-over-year growth of 26% on an operational basis.
o	As noted in the Company’s press release issued on April 6, 2020, revenue for the first quarter of 2020 was negatively impacted by the COVID-19 pandemic beginning in March.
•	Flexitouch revenue increased 13% year-over-year, to $38.6 million, compared to $34.1 million in first quarter 2019.
•	Operating loss of $4.5 million, compared to operating loss of $1.8 million in first quarter 2019.
•	Net loss of $1.3 million, compared to net income of $1.5 million in first quarter 2019.
•	Adjusted EBITDA loss of $0.5 million, compared to Adjusted EBITDA of $2.1 million in first quarter 2019.

First Quarter 2020 Highlights:

•

On January 13, 2020, the Company announced that Gerald R. Mattys has communicated his intention to retire as Chief Executive Officer of the Company in 2020. The Board of Directors has initiated a process to identify a successor for Mr. Mattys and has engaged an executive search firm to support the search. Mr. Mattys plans to continue as the Chief Executive Officer until his successor has started and will assist in ensuring a successful transition.

•

On February 13, 2020, the Company announced the publication of a new clinical study demonstrating the prevalence of chronic venous insufficiency-related lymphedema (“CVI-related lymphedema,” also known as “Phlebolymphedema”). Researchers concluded that chronic venous insufficiency, not cancer-related therapy, may be the most common cause of lower extremity lymphedema in the United States. The new study suggests that the prevalence of lymphedema due to CVI is approximately 16 million individuals in the United States. This, in addition to the estimated five million individuals living in the U.S. with cancer-related and primary lymphedema, increases the total prevalence estimates four-fold to over 20 million individuals.

 Announcement Subsequent to Quarter End:

•	On April 6, 2020, the Company withdrew its 2020 financial outlook and provided a business update on the Company’s response to the COVID-19 pandemic.

“We reported first quarter sales of $43.7 million, at the high end of our preliminary range which represented 26% growth on an operational basis,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “While we were pleased to see revenue performance that exceeded our expectations during the first two months of the quarter, our growth trends slowed materially in March as healthcare facilities and clinics restricted access to their clinicians, reduced patient consultations and treatments, or announced temporary closings as a result of the COVID-19 pandemic.”

Mr. Mattys continued: “In response to the COVID-19 pandemic, our most important priority has been to protect the health and safety of our employees and the clinicians and patients that we serve. We acted quickly to implement important changes to our processes and practices in an effort to help mitigate the impact of COVID-19 on our business, to seamlessly support our clinicians and safely make our at-home therapies available for patients. Notably, the early market response to our shift to virtual selling and service strategies has been positive and we are encouraged by the potential dampening of the impact of this crisis on our performance as a result of these efforts. As we look forward to the remainder of 2020, we expect the COVID-19 pandemic to continue to impact our financial and operational results. While we are not currently able to predict the extent to which the COVID-19 crisis will impact our business over the near term, we remain confident in our long-term opportunity related to the growing $5+ billion U.S. lymphedema market. We believe that we are well-capitalized to weather this crisis and plan to leverage our strong balance sheet to continue expanding our commercial organization this year as we focus on being well-positioned to return to delivering strong, sustained and profitable growth as the COVID-19 crisis subsides.”

First Quarter 2020 Financial Results

Total revenue in the first quarter of 2020 increased $6.1 million, or 16%, to $43.7 million, compared to $37.6 million in the first quarter of 2019. Revenue in the first two months of 2020 was ahead of our expectations. Beginning in March 2020, revenue was impacted by the COVID-19 pandemic, which disrupted our ability to access our clinician customers and their patients. Specifically, we saw healthcare facilities and clinics restricting access to their clinicians, reducing patient consultations, or closing temporarily due to COVID-19.

The increase in revenue was attributable to an increase of $4.5 million, or 13%, in sales and rentals of the Flexitouch system and an increase of $1.6 million, or 45%, in sales and rentals of the Entre system in the quarter ended March 31, 2020. The overall revenue increase was largely driven by the continued expansion of our salesforce, increased physician and patient awareness of the treatment options for lymphedema, broad in-network coverage with national and regional insurance payers and growth in the number of Medicare patients served.

Gross profit in the first quarter of 2020 increased $4.8 million, or 18%, to $31.1 million, compared to $26.3 million in the first quarter of 2019. Gross margin was 71.1% of revenue in the first quarter of 2020, compared to 69.8% of revenue in the first quarter of 2019. The increase in gross margin was primarily attributable to changes in sales and rental mix by payer compared to the prior year period.

Operating expenses in the first quarter of 2020 increased $7.5 million, or 27%, to $35.5 million, compared to $28.1 million in the first quarter of 2019. The increase in operating expenses was primarily driven by sales and marketing expenses, which increased $5.6 million, or 32% year-over-year, to $23.0 million in the first quarter of 2020 compared to $17.4 million in the first quarter of 2019. The increase in sales and marketing expenses was primarily attributable to continued investment in our field sales team, patient training and marketing initiatives to increase clinician awareness. Reimbursement, general and administrative expenses increased $1.5 million, or 16%, to $10.9 million in the first quarter of 2020, compared to $9.4 million in the first quarter of 2019. This increase in reimbursement, general and administrative expenses was primarily attributable to increased occupancy costs,  depreciation expense, legal and professional fees, as well as increased personnel-related compensation expense in our reimbursement operations, payer development and corporate functions.

Operating loss in the first quarter of 2020 increased $2.6 million, or 147%, to $4.5 million, compared to an operating loss of $1.8 million in the first quarter of 2019.

Income tax benefit in the first quarter of 2020 decreased $0.2 million, or 8%, to $2.9 million, compared to $3.1 million in the first quarter of 2019. The decrease in income tax benefit was primarily due to a decrease in tax-deductible share-based compensation activity, as compared to the prior year period.

Net loss in the first quarter of 2020 was $1.3 million, or ($0.07) per diluted share, compared to net income of $1.5 million, or $0.08 per diluted share, in the first quarter of 2019.  Weighted average shares used to compute diluted net loss/income per share were 19.2 million and 19.6 million in the first quarters of 2020 and 2019, respectively. Adjusted EBITDA loss was $0.5 million in the first quarter of 2020, compared to Adjusted EBITDA of $2.1 million in the first quarter of 2019.

Cash Position

At March 31, 2020, cash, cash equivalents and marketable securities were $44.8 million, compared to $45.2 million at December 31, 2019. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at March 31, 2020.

2020 Financial Outlook

On April 6, 2020, the Company withdrew its full year 2020 financial outlook due to the rapidly evolving environment and continued uncertainties associated with COVID-19. Given these uncertainties, the Company cannot, at this time, reliably estimate the future impact on its operations and financial results.

Conference Call

Management will host a conference call at 8:00 a.m. Eastern Time on May 4, 2020, to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13701440. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13701440. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the Company’s ability to appoint a successor with the desired level of experience and expertise in a timely manner, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA and non-GAAP revenue growth which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income or loss less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense and plus CEO transition costs. A reconciliation of Adjusted EBITDA to net (loss) income is included in this press release. Non-GAAP revenue growth in this release represents first quarter 2020 revenue compared to first quarter 2019 revenue less operating lease revenue that was recognized in the first quarter of 2019 in connection with the Company’s adoption of ASC 842. A reconciliation of non-GAAP revenue growth to GAAP revenue growth is included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA and non-GAAP revenue growth are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss or GAAP revenue growth, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,
(In thousands, except share and per share data)	2020	2019
Assets
Current assets
Cash and cash equivalents	$32,297	$22,770
Marketable securities	12,537	22,464
Accounts receivable	30,781	33,444
Net investment in leases	8,882	8,147
Inventories	22,363	19,059
Income taxes receivable	3,495	—
Prepaid expenses and other current assets	1,966	2,451
Total current assets	112,321	108,335
Non-current assets
Property and equipment, net	7,334	7,408
Right of use operating lease assets	15,289	15,885
Intangible assets, net	5,206	5,312
Accounts receivable, non-current	5,157	4,184
Deferred income taxes	7,973	8,970
Other non-current assets	2,239	1,658
Total non-current assets	43,198	43,417
Total assets	$155,519	$151,752
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,739	$3,843
Accrued payroll and related taxes	8,294	10,098
Accrued expenses	5,030	4,498
Income taxes payable	—	632
Operating lease liabilities	1,585	1,454
Other current liabilities	1,073	903
Total current liabilities	24,721	21,428
Non-current liabilities
Accrued warranty reserve, non-current	2,884	2,541
Income taxes, non-current	28	54
Operating lease liabilities, non-current	14,846	15,134
Total non-current liabilities	17,758	17,729
Total liabilities	42,479	39,157

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,226,665 shares issued and outstanding as of March 31, 2020; 19,152,715 shares issued and outstanding as of December 31, 2019	19	19
Additional paid-in capital	93,614	91,874
Retained earnings	19,369	20,676
Accumulated other comprehensive income	38	26
Total stockholders’ equity	113,040	112,595
Total liabilities and stockholders’ equity	$155,519	$151,752

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2020	2019
Revenue
Sales revenue	$37,623	$30,831
Rental revenue	6,052	6,786
Total revenue	43,675	37,617
Cost of revenue
Cost of sales revenue	10,922	9,412
Cost of rental revenue	1,680	1,947
Total cost of revenue	12,602	11,359
Gross profit
Gross profit - sales revenue	26,701	21,419
Gross profit - rental revenue	4,372	4,839
Gross profit	31,073	26,258
Operating expenses
Sales and marketing	22,970	17,391
Research and development	1,684	1,281
Reimbursement, general and administrative	10,870	9,388
Total operating expenses	35,524	28,060
Loss from operations	(4,451)	(1,802)
Other income	266	161
Loss before income taxes	(4,185)	(1,641)
Income tax benefit	(2,878)	(3,113)
Net (loss) income	$(1,307)	$1,472
Net (loss) income per common share
Basic	$(0.07)	$0.08
Diluted	$(0.07)	$0.08
Weighted-average common shares used to compute net (loss) income per common share
Basic	19,173,580	18,746,751
Diluted	19,173,580	19,579,847

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(1,307)	$1,472
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	730	1,064
Net amortization of premiums and discounts on securities available-for-sale	(43)	(68)
Deferred income taxes	979	(2,264)
Stock-based compensation expense	2,728	2,783
Changes in assets and liabilities:
Accounts receivable	2,663	2,671
Net investment in leases	(735)	(3,362)
Inventories	(3,304)	(132)
Income taxes	(4,153)	(1,030)
Prepaid expenses and other assets	192	21
Right of use operating lease assets	151	(9)
Medicare accounts receivable, non-current	(973)	(288)
Accounts payable	4,741	722
Accrued payroll and related taxes	(1,804)	(584)
Accrued expenses and other liabilities	1,044	277
Net cash provided by operating activities	909	1,273
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	10,000	4,500
Purchases of property and equipment	(358)	(731)
Intangible assets costs	(36)	(44)
Net cash provided by investing activities	9,606	3,725
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,160)	(2,410)
Proceeds from exercise of common stock options	172	861
Net cash used in financing activities	(988)	(1,549)
Net increase in cash and cash equivalents	9,527	3,449
Cash and cash equivalents – beginning of period	22,770	20,099
Cash and cash equivalents – end of period	$32,297	$23,548

Supplemental cash flow disclosure
Cash paid for taxes	$311	$181
Capital expenditures incurred but not yet paid	$155	$176

The following table summarizes revenue by product for the three months ended March 31, 2020 and 2019:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended
	March 31,		Increase
(Dollars in thousands)	2020	2019	$	%
Flexitouch System	$38,586	$34,109	$4,477	13%
Other products(1)	5,089	3,508	1,581	45%
Total Revenue	$43,675	$37,617	$6,058	16%
(1)

The “other products” line primarily includes revenue from our Entre system. The Actitouch system and Airwear wrap contributed immaterial amounts of revenue for both of the three months ended March 31, 2020 and 2019.

The following table contains a reconciliation of the revenue growth rate to the non-GAAP revenue growth rate for the three months ended March 31, 2020 compared to the three months ended March 31, 2019:

Tactile Systems Technology, Inc.
Reconciliation of First Quarter 2020 Revenue Growth Rates
(Unaudited)

	Three Months Ended	Three Months Ended
(Dollars in thousands)	March 31, 2020	March 31, 2019	% Increase
Total revenue	$43,675	$37,617	16%
Less: Operating lease revenue(1)	N/A	(2,821)	9%
Total non-GAAP revenue	$43,675	$34,796	26%

(1) The operating lease revenue excluded from first quarter 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in the first quarter of 2019 and did not contribute to the Company’s revenue results in 2020.

The following table contains a reconciliation of net (loss) income to Adjusted EBITDA:

Tactile Systems Technology, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase
	March 31,		(Decrease)
(Dollars in thousands)	2020	2019	$	%
Net (loss) income	$(1,307)	$1,472	$(2,779)	(189)%
Interest income, net	(55)	(98)	43	(44)%
Income tax benefit	(2,878)	(3,113)	235	(8)%
Depreciation and amortization	730	1,064	(334)	(31)%
Stock-based compensation	2,728	2,783	(55)	(2)%
CEO transition costs	312	—	312	—%
Adjusted EBITDA	$(470)	$2,108	$(2,578)	(122)%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin:

	Three Months Ended
	March 31,		Increase
(As a percentage of revenue)	2020	2019	(Decrease)
Net margin	(3.0)%	3.9%	(690)	bps
Interest income, net	(0.1)%	(0.3)%	20	bps
Income tax benefit	(6.6)%	(8.3)%	170	bps
Depreciation and amortization	1.7%	2.9%	(120)	bps
Stock-based compensation	6.2%	7.4%	(120)	bps
CEO transition costs	0.7%	—%	70	bps
Adjusted EBITDA margin	(1.1)%	5.6%	(670)	bps

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com